Exhibit 99.1

DEAN FOODS REACHES AGREEMENT TO SETTLE

TENNESSEE FARMER LITIGATION

DALLAS, July 12, 2011 – Dean Foods Company (NYSE: DF) today announced it has reached an agreement with the plaintiffs to settle litigation brought on behalf of a class of dairy farmers in various Southeastern states. The case had been scheduled for trial beginning in August 2011.

Under the proposed settlement agreement, which is pending approval by the United States District Court for the Eastern District of Tennessee, Dean Foods will pay a total of $140 million over a period of four to five years into a fund that will be available for distribution to dairy farmer class members in a number of Southeastern states. Dean Foods will make an initial payment of $60 million upon preliminary approval of the agreement by the Court, and will make subsequent payments of $20 million in each of the following four years on the anniversary of the final approval date.

“We continue to be confident that we have operated lawfully and fairly at all times in the Southeast,” said Gregg Engles, Chairman and CEO. “We believe this settlement is in the best interest of our shareholders, employees, customers and consumers. Settling this case allows us to focus on the business challenges that we face, and to continue to take costs out of our operations while avoiding the expense, uncertainty and distraction of a protracted litigation and the likelihood of a lengthy appeals process.”

Class members will be notified of the proposed settlement pursuant to a notice plan that is subject to approval of the Court. Dean Foods expects to receive court approval for the settlement agreement, but there can be no assurance that the court will approve the agreement as proposed by the parties.

The Company anticipates that payments made in connection with this settlement are deductible for tax purposes, with deductibility occurring in the period of cash outlay. The Company expects to take a charge, less imputed interest, in the second quarter of 2011 with respect to the proposed settlement.

We do not believe that entry into the settlement agreement, or payment of the settlement amounts, will have a material adverse impact on our financial results or our financial covenants under our senior secured credit agreement and receivables-backed facility. Under our credit agreements, we are required to comply with certain financial covenants, including, but not limited to, maximum senior secured leverage, maximum leverage and minimum interest coverage ratios, each as defined under and calculated in accordance with the terms of our senior secured credit facility and our receivables-backed facility. Each ratio is determined by calculating our consolidated EBITDA, which is comprised of our net income plus interest expense, taxes, depreciation, amortization expense and certain other non-cash expenses, and add-backs resulting from acquisition related non-recurring charges and certain of our subsidiaries. In addition, the calculation of consolidated EBITDA may include adjustments related to other charges reasonably acceptable to the administrative agent and is calculated on a pro-forma basis to give effect to any acquisitions, divestitures or relevant changes in our composition or certain of our subsidiaries. We have received confirmation from the administrative agent that the charge resulting from payment of the settlement amounts will be treated as such an adjustment.

ABOUT DEAN FOODS

Dean Foods is one of the leading food and beverage companies in the United States and a European leader in branded soy foods and beverages. The Company’s Fresh Dairy Direct-Morningstar segment is the largest U.S. processor and distributor of milk, creamer, and cultured dairy products. These offerings are marketed under more than 50 local and regional dairy brands, as well as through private labels. The WhiteWave-Alpro segment produces and sells an array of branded dairy, soy and plant-based beverages and foods. WhiteWave brands, including Silk® soy and almond milk, Horizon Organic® milk and dairy products, International Delight® coffee creamers, and LAND O LAKES® creamers, are category leaders and consumer favorites. Alpro is the pan-European leader in branded soy food products.

FORWARD-LOOKING STATEMENTS

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, net income, financial covenant compliance, EBITDA, tax treatment and expected financial performance. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The Company’s ability to meet targeted financial and operating results, including targeted cost reductions, sales, operating income, net income and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material availability and costs, the demand for the Company’s products, and the Company’s ability to access capital under its credit facilities or otherwise, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

CONTACT: Corporate Communications, Liliana Esposito, +1-214-721-7766; or Investor Relations, Barry Sievert, +1-214-303-3438